SCHEDULE 14A

                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

      Check the appropriate box:

|X|   Preliminary proxy statement.
|_|   Definitive proxy statement.
|_|   Definitive additional materials.
|_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.
|_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                            NovaStar Financial, Inc.

                (Name of Registrant as specified in its Charter)

                                    None

    (Name of person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                                    NovaStar

                            NovaStar Financial, Inc.
                         1901 West 47th Place, Suite 105
                             Westwood, Kansas 66205
                                 (913) 362-1090

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 25, 2000

To our stockholders:

      The Board of Directors of NovaStar Financial, Inc., a Maryland corporation, is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on May 25, 2000 at 10:00 a.m., Central Daylight Time, at the Sheraton Suites, 770 West 47th Street, Kansas City, Missouri. This proxy statement, the accompanying proxy card and the notice of annual meeting are being provided to stockholders beginning on or about March [___], 2000.

                               GENERAL INFORMATION

Solicitation of Proxies

      The costs of this solicitation by the Board of Directors will be borne by NovaStar Financial. Proxy solicitations will be made by mail. They also may be made by personal interview, telephone, facsimile transmission and telegram. Banks, brokerage house nominees and other fiduciaries are requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies. NovaStar Financial will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. NovaStar Financial does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this proxy statement, the cost is estimated to be less than $5,000.00, plus reasonable out-of-pocket expenses.

Voting Rights

      Holders of shares of NovaStar Financial's common stock, par value $0.01 per share, at the close of business on March 16, 2000, the record date, are entitled to notice of, and to vote at, the annual meeting. On that date, 7,271,532 shares of common stock were outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented at the annual meeting. The presence, in person or by proxy, of stockholders representing 50% or more of the issued and outstanding stock entitled to vote constitutes a quorum for the transaction of business at the annual meeting. If a quorum is present, (1) a plurality of the votes cast at the annual meeting is required for election of a director, (2) the affirmative vote of 2/3 of the votes entitled to be cast is required for the proposed bylaw amendment, and (3) the affirmative vote of the majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote is required for all other matters. Cumulative voting in the election of directors is not permitted. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against all matters presented at the annual meeting other than the election of directors. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Accordingly, a broker non-vote will have no effect on items (1) and (3) above but will have the same effect as a vote against the proposal to amend the bylaws which requires the approval of 66 2/3% of outstanding shares.

Voting of Proxies

      Shares of the common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this proxy statement as directors, FOR the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2000, and FOR the adoption of the amendment to the bylaws.

      The management and the Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein. To date, NovaStar Financial has not received any stockholder proposals. If any other matter of which the management and Board of Directors are not now aware is presented properly to the stockholders for action, it is the intention of the proxy holders to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Revocability of Proxy

      The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the corporate secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the annual meeting and voting in person.

Annual Report

      The 1999 annual report including financial statements for the year ended December 31, 1999, which is being mailed to stockholders together with the proxy statement, contains financial and other information about the activities of NovaStar Financial, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials.

                         ITEM 1 - ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with one class standing for election at the annual meeting of stockholders each year. Class I directors are to be elected at this year's annual meeting. The nominee for Class I director of the Board of Directors is set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominee for director listed below unless otherwise specified by the stockholder. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominee listed below and against any other nominees. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as director. The nominee listed below already serves as a director of NovaStar Financial.

      The election to the Board of Directors of the nominee identified in the proxy statement will require the affirmative vote of a plurality of the outstanding shares of common stock present in person or represented by proxy at the annual meeting.

      The Board of Directors unanimously recommends that stockholders vote FOR the nominee identified below.

Nominee to Board of Directors

              Name                          Position with NovaStar Financial
              ----                          --------------------------------

        Edward W. Mehrer                               Director

Class I Nominee - Term Expiring 2003

      Edward W. Mehrer, age 60, has been a member of the Board of Directors since 1996. He is presently the Chief Financial Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. Mr. Mehrer was previously associated with Hoechst Marion Roussel, formerly Marion Merrell Dow, Inc., an international pharmaceutical company, for approximately ten years until his retirement in December 1995. From December 1991, he served as Executive Vice President and Chief Financial Officer and a director of Marion. Prior to that position, he served in a number of financial and administrative positions. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat, Marwick, Mitchell & Co., a predecessor firm to KPMG LLP, in Kansas City, Missouri.

Class II Directors - Terms Expiring 2001

      W. Lance Anderson, age 39, is a co-founder, President and Chief Operating Officer of NovaStar Financial, and has been a member of the Board of Directors since 1996. His primary responsibility is to manage mortgage origination and servicing operations. Prior to NovaStar, Mr. Anderson served as Executive Vice President of Dynex Capital, Inc., formerly Resource

Mortgage Capital, Inc., a New York Stock Exchange listed real estate investment trust. In addition, Mr. Anderson was President and Chief Executive Officer of Dynex' single-family mortgage operation, Saxon Mortgage. He had been at Dynex since October 1989. Mr. Anderson also serves as Chairman of the Board of Directors, President and Chief Executive Officer of NovaStar Mortgage.

      Gregory T. Barmore, age 58, was most recently Chairman of the Board of GE Capital Mortgage Corporation (GECMC), a subsidiary of General Electric Capital Corporation (GE Capital) headquartered in Raleigh, North Carolina. He has served on the Board of Directors since 1996. He was responsible for overseeing the strategic development of GECMC's residential real estate-affiliated financial business, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation's largest property and casualty reinsurance companies and also a subsidiary of GE Capital. Mr. Barmore was selected to serve on NovaStar Financial's Board as an independent director without regard to the GE Capital investment in NovaStar Financial and accordingly there are no arrangements with GE Capital or its affiliates regarding his term of office or other aspects of his service on the Board.

Class III Directors - Terms Expiring 2002

      Scott F. Hartman, age 40, is a co-founder, Chairman of the Board and Chief Executive Officer of NovaStar Financial, and has been a member of the Board of Directors since 1996. His primary responsibilities are to interact with the capital markets and oversee the portfolio of investments and the securitization of mortgage loan production. Mr. Hartman served from February 1995 to June 1996 as Executive Vice President of Dynex Capital, Inc. His responsibilities while at Dynex included managing a $4 billion investment portfolio, overseeing the securitization of mortgage loans originated through Dynex's mortgage operation and the administration of the securities issued by Dynex. For the previous three years he had served as a consultant to Dynex. Mr. Hartman also serves as a director and Vice Chairman of NovaStar Mortgage.

      Bart O. Johnson, age 51, has been a member of the Board since 1998 and is the GE Capital nominee. He is currently President of GE Capital Residential Connections, a division of GE Capital Mortgage Corporation, and is a 25-year mortgage industry veteran. Immediately prior to joining GE in 1997, Mr. Johnson served as Chief Financial Officer and National Residential Production Manager at Mellon Bank's Mortgage Banking Group beginning in 1989.

Committees of the Board

      Audit Committee. The Audit Committee is composed of Mr. Mehrer and Mr. Johnson. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

      Compensation Committee. The Compensation Committee is composed of Mr. Barmore and Mr. Mehrer. The Compensation Committee determines the compensation of executive officers.

      During 1999, there were 5 meetings of the Board of Directors, 2 meetings of the Audit Committee and 1 meeting of the Compensation Committee. Each director participated in at least 75% of the meetings of the Board and the committees on which he served.

Compensation of Directors

      NovaStar Financial pays independent directors, who are not employed by NovaStar Financial, $10,000 per year plus $500 for each meeting attended in person. In addition, each independent director has been granted options to purchase 5,000 shares of common stock at the fair market value of the common stock upon becoming a director and options to purchase 2,500 shares at the fair market value of the common stock on the day after each annual meeting of stockholders. In addition, Mr. Barmore and Mr. Mehrer were granted options to purchase 5,000 shares of common stock at $18 per share in connection with the 1997 initial public offering of common stock. However, as the GE Capital director and pursuant to GE Capital's internal policy, Mr. Johnson does not receive any compensation, whether fees or stock options, for his services on the Board of Directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of NovaStar Financial will receive separate compensation for services rendered as a director.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers, and holders of more than 10% of NovaStar Financial's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Such officers, directors and 10% stockholders are required by SEC regulation to furnish NovaStar Financial with copies of all Section 16(a) forms they file. While Mr. Bamburg may have been deemed an executive officer since 1998, he initially filed an initial report of ownership in June 1999. Based solely on its review of such forms that it received, or written representations from reporting persons that no Form 5s were required for such persons, NovaStar Financial believes that, during fiscal 1999, all Section 16(a) filing requirements were satisfied.

Compensation Committee Interlocks

      No interlocking relationship exists between the Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Management of NovaStar Financial

      The executive officers of NovaStar Financial and their positions are as follows:

      Name                  Position With NovaStar Financial                 Age
      ----                  --------------------------------                 ---

      Scott F. Hartman      Chairman of the Board, Secretary                 40
                            and Chief Executive Officer

      W. Lance Anderson     Director, President and Chief Operating          39
                            Officer

      Michael L. Bamburg    Senior Vice President and Chief Investment       37
                            Officer

      Rodney Schwatken      Vice President, Treasurer and Controller         36
                            (Chief Accounting Officer)

      The executive officers serve at the discretion of the Board of Directors. Biographical information regarding Mr. Hartman and Mr. Anderson is provided above. Biographical information regarding Mr. Bamburg and Mr. Schwatken is set forth below.

      Michael L. Bamburg, age 37, is Senior Vice President and Chief Investment Officer of NovaStar Financial and NovaStar Mortgage. Mr. Bamburg is responsible for managing the portfolio of investments, interacting with the capital markets, overseeing the securitization of the mortgage loan production, and developing new business lines. Mr. Bamburg most recently served as a Principal of Smith Breeden Associates, a financial institution consulting and money management firm specializing in the evaluation and hedging of mortgage backed securities. Mr. Bamburg spent more than 11 years with Smith Breeden where he analyzed and traded mortgage- backed securities and consulted with various financial institutions regarding investments and asset/liability management issues. During the last 3 years with Smith Breeden, Mr. Bamburg spent most of his time marketing Smith Breeden's money management products.

      Rodney E. Schwatken, age 36, is Vice President, Treasurer and Controller of NovaStar Financial and NovaStar Mortgage. Mr. Schwatken is responsible for all accounting and finance functions, including management of financial relationships, management and shareholder reporting and compliance with REIT regulations. From June 1993 to March 1997, when he joined NovaStar Financial, Mr. Schwatken was Accounting Manager with U. S. Central Credit Union, a $30 billion dollar investment, liquidity and technology resource for the credit union industry. From January 1987 to June 1994, Deloitte & Touche LLP in Kansas City, Missouri employed Mr. Schwatken, most recently as an audit manager.

Beneficial Ownership of Common Stock by Large Securityholders

The following table sets forth certain information known to NovaStar Financial with respect to beneficial ownership of the common stock as of March 1, 2000 by each person other than members of management known to NovaStar Financial to beneficially own more than 5% of the common stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of NovaStar Financial, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                     Beneficial Ownership
                                                      of Common Stock(1)
                                                      ------------------
          Name and Address of Beneficial Owner       Shares       Percent
          ------------------------------------       ------       -------

          Wallace R. Weitz & Company(2) .........   6,374,962      52.46%
          1125 South 103rd Street, Suite 600
          Omaha, NE 68124-6008

          McCarthy Group, Inc.(3) ...............   1,597,885      20.01%
          1125 South 103rd Street, Suite 450
          Omaha, NE 68124

          General Electric Capital Corporation(4)   1,333,332      16.79%
          260 Long Ridge Road
          Stamford, CT 06927

          GMAC/Residential Funding Corporation(5)   1,177,713      13.94%
          8400 Normandale Lake Boulevard
          Bloomington, MN 55437

          First Union Corporation(6) ............     536,667       7.04%
          One First Union Center, TW9
          Charlotte, NC 28288-0610

---------------------
(1) Assuming no exercise of warrants and no conversion of preferred stock (except by the securityholder named, separately).
(2) Consists of 1,498,533 shares of common stock, 1,305,000 shares of common stock issuable upon the exercise of warrants and 3,571,429 shares of common stock issuable upon conversion of preferred stock.
(3) Consists of 883,600 shares of common stock and 714,285 shares of common stock issuable upon conversion of preferred stock.
(4) Consists of 666,666 shares of common stock and 666,666 shares of common stock issuable upon the exercise of warrants.
(5) Consists of 1,177,713 shares of common stock issuable upon the exercise of warrants.
(6) Consists of 186,667 shares of common stock and 350,000 shares of common stock issuable upon the exercise of warrants.

Beneficial Ownership of Common Stock by Directors and Management

      The following table sets forth certain information known to NovaStar Financial with respect to beneficial ownership of the common stock as of March 1, 2000 by (i) each director, (ii) the executive officers, and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of NovaStar Financial, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                         Beneficial Ownership of
      Name of Beneficial Owner                               Common Stock(1)
      ------------------------                               ---------------
                                                         Shares         Percent
                                                         ------         -------
      Scott F. Hartman(2)...........................     554,265          7.47%
      W. Lance Anderson(3)..........................     549,465          7.40%
      Edward W. Mehrer(4)...........................      38,875              *
      Gregory T. Barmore(5).........................      11,519              *
      Bart O. Johnson...............................          --             --
      Michael L. Bamburg(6).........................      99,688           1.36
      Rodney Schwatken (7)..........................       6,425              *
      All directors and executive officers..........
        as a group (7 persons)......................   1,260,237         17.32%

-----------------
*     Less than 1%.
(1) Assuming no exercise of the warrants and exercisable options (except by the listed securityholder named, separately).
(2) Consists of 405,932 shares of common stock and 128,333 warrants, including 224,066 of common stock and 20,000 of warrants owned jointly with his wife, and 20,000 shares of common stock issuable upon the exercise of options.
(3) Consists of 395,932 shares of common stock and 133,533 warrants, including 287,599 of common stock and 25,200 of warrants owned jointly with his wife, and 20,000 shares of common stock issuable upon the exercise of options.
(4) Consists of 20,000 shares of common stock and 12,000 of warrants, including 2,000 of each owned by his wife, and 6,875 shares of common stock issuable upon the exercise of options.
(5) Consists of 8,394 shares of common stock and 3,125 shares of common stock issuable upon the exercise of options.
(6) Consists of 56,388 shares of common stock and 23,300 (owned individually by Mr. Bamburg or by his wife or jointly with his wife) and 20,000 shares of common stock issuable upon the exercise of options.
(7) Consists of 2,300 shares of common stock and 4,125 shares of common stock issuable upon the exercise of options

Executive Compensation

                  Executive Officer Summary Compensation Table

                                                                                        Long-Term
                                                                                       Compensation
                                                                                  ----------------------------
                                                                         Other          Securities
                                                                         Annual         Underlying      DER's      All Other
Name and Position                    Year       Salary        Bonus   Compensation      Options(#)      $(6)     Compensation
Scott F. Hartman................     1999      $280,000           --            --             --           --    $50,633(1)
Chairman of the Board,               1998      $185,000           --            --             --           --    $94,033(1)
Secretary and Chief                  1997      $130,833           --   $549,635(2)         40,000           --            --
Executive Officer

W. Lance Anderson...............     1999      $280,000           --            --             --           --    $50,633(1)
President and Chief                  1998      $185,000           --            --             --           --     94,033(1)
Operating Officer                    1997      $130,833           --   $549,635(2)         40,000           --            --

Mark J. Kohlrus(3)..............     1999      $170,000     $ 89,250            --         20,000(7)        --            --
Senior Vice President, Treasurer     1998      $120,000     $ 86,500            --         10,000       $3,300            --
and Chief Financial Officer          1997      $100,000     $ 90,000            --             --           --            --

Michael L. Bamburg(4)...........     1999      $190,000     $114,000            --         30,000(7)        --            --
Senior Vice President and            1998      $128,333     $105,000            --         20,000           --            --
Chief Investment Officer             1997            --           --            --             --           --            --

Rodney Schwatken (5)                 1999      $ 80,000     $ 22,800            --          6,000(7)        --            --
Vice President, Treasurer and        1998      $ 75,000     $ 16,875            --          4,500           --            --
Controller......................     1997      $ 62,500     $ 18,750            --             --           --            --

---------------------
(1) Represents dividend paym ents on 144,666 shares of common stock, each owned by Mr. Hartman and Mr. Anderson, serving as collateral on non-recourse promissory notes issued in 1998 upon the exercise of options. The dividend payments are treated as compensation for personal income tax purposes.
(2)   Represents forgiveness of one tranche of founders' forgivable debt.
(3) Mr. Kohlrus was employed by NovaStar Financial from December 16, 1996 through March 15, 2000.
(4) Mr. Bamburg's employment with NovaStar Financial began in February 1998 and provided for an annual salary of $140,000 through December 31, 1998. Mr. Bamburg is eligible to receive an annual bonus of up to 75% of his annual salary.
(5) Mr. Schwatken's employment with NovaStar Financial began on March 20, 1997 and provided for an annual salary of $75,000.
(6) 1996 options granted to Mr. Hartman and Mr. Anderson which vested on the closing of the initial public offering were granted without dividend equivalent rights or DERs. Options granted to Mr. Kohlrus which began to vest in December 1997 were granted with DERs. None of the 1997,1998 and 1999 options listed were granted with DERs.
(7) Pursuant to resolutions of the Compensation Committee dated December 21, 1999, certain options issued to employees were repriced to $7.00 per share. Options "granted" in 1999 replace 1997 options "canceled" for Messrs. Kohlrus and Schwatken and 1998 options "canceled" for Mr. Bamburg. The repricing is described under the heading "Report on Repricing of Options".

      Bonus Incentive Compensation Plan. A bonus incentive compensation plan was established for certain executive and key officers of NovaStar Financial and its affiliates, effective commencing with the fiscal year beginning January 1, 1998. The annual bonus pursuant to the bonus incentive compensation plan will be paid one-half in cash and one-half in shares of common stock, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder return on equity ("ROE") as follows:

                                                  Bonus as percent of Average
        ROE(1) in Excess of Base Rate(2) By:      Net Worth(3) Outstanding
        ------------------------------------      ------------------------
        Zero or less                              0%
        Greater than 0% but less than 6%          10% x (Actual ROE - Base Rate)
        Greater than 6%                           (10% x 6%) + 15% x (Actual
                                                  ROE - (Base Rate + 6%))

Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of common stock, with the number of shares to be calculated based on the average price per share during the preceding year. The total pool may not exceed $1 million for fiscal years ending December 31, 1998, and December 31, 1999. For 1998 and 1999, NovaStar did not contribute to this pool and no bonuses were awarded.

--------------
(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the monthly net income (adjusted to an annual rate) by its average net worth for such month. For such calculations, the "net income" means the net income or net loss determined according to GAAP, but after deducting any dividends paid or payable on preferred stock that may be issued before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the bonus incentive compensation plan and is not related to the actual distributions received by stockholders. The bonus payments will be an operating expense of NovaStar Financial.
(2) "Base rate" is the average for each month of the ten-year U.S. Treasury rate, plus 4%.
(3) "Average net worth" for any month means the arithmetic average of the sum of (1) the net proceeds from all offerings of equity securities since formation including exercise of warrants and stock options and pursuant to the proposed Dividend Reinvestment Plan (but excluding any offerings of preferred stock in the future), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (2) the retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

      Units Acquired with Forgivable Debt. Messrs. Hartman and Anderson each acquired 108,333 units, each unit consisting of one share of preferred stock which converted to common stock at the closing of the initial public offering and one warrant, which were acquired at the price of $15 per unit on December 9, 1996. Payment for such units was made by delivering to NovaStar Financial promissory notes, each in the amount of $1,624,995, bearing interest at 8% per annum compounded annually and secured by the units being acquired. Interest began accruing during the first year and is added to principal due under the note. Thereafter, interest became payable quarterly and upon forgiveness or at maturity of the notes, which is at the end of the fifth fiscal period.

      The principal amount of the notes is divided into three equal tranches. Payment of principal on each tranche will be forgiven, if the following incentive performance tests are achieved:

      o     During the first five fiscal periods after issuance of the notes:

            -- One tranche will be forgiven for each fiscal period as to which NovaStar Financial generates a total return to investors in units equal to or greater than 15%. The debt on the first tranche was forgiven and NovaStar Financial recognized a non-cash charge against earnings of $1,083,330 for the fiscal period ending December 31, 1997.

            -- At the end of each of the five fiscal periods, all remaining tranches will be forgiven if NovaStar Financial has generated a total cumulative return to investors in units (from date of initial issuance of the notes) equal to or greater than 100%.

      o     For purposes of calculating the returns to such investors:

            -- The term "fiscal period" will refer to each of five periods. The first period commenced with the closing of the private placement on December 9, 1996, and ended on December 31, 1997, and, thereafter, each succeeding fiscal period extends for twelve months and ends on each December 31.

      o The term "return" for each fiscal period will mean the sum of (on a per unit basis) (a) all cash dividends paid during (or declared with respect to) such fiscal period per share of preferred stock (or per share of common stock following conversion of the preferred stock upon completion of the initial public offering), (b) any increase or decrease in the price per share of preferred stock (or resulting common stock) during such fiscal period, measured by using the price per unit to investors in the private placement as the starting price ($15.00), and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods (except such shorter period as the common stock was traded in 1997), and (c) any increase or decrease in the price per warrant during such fiscal period, determined in the same manner as in (b). For purposes of the fiscal period 15% return test, the total return for a given period will be equal to the sum of (a), (b) and (c) during the period, and for purposes of the cumulative 100% return test, the amounts in (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investor's investment in the units (on a per unit basis) without regard to timing of receipt of dividends or timing of increases in per share or per warrant prices.

      o If one of the incentive tests is met, the amount of loan forgiveness for each tranche will be the principal amount of such tranche of the note. In addition, a loan will be made by NovaStar Financial to Messrs. Hartman and Anderson in the amount of (1) personal tax liability resulting from the forgiveness of debt, and (2) interest accrued during the first year of the forgiven tranches. The note will bear interest at a floating market rate, will be secured by that proportionate number of shares that had secured the forgiven tranche of the note and will mature upon the earlier of the sale of those shares or the termination of the officer's employment. Messrs. Hartman and Anderson have issued notes payable to NovaStar Financial for the repayment of the tax liability and interest accrued on forgivable notes through December 31, 1997 and notes payable for the founders' contributions to capital of NFI Holding in 1999. For further discussion on these notes see "Indebtedness of Management".

      Stock Option Plan. NovaStar Financial's 1996 stock option plan provides for the grant of qualified incentive stock options or ISOs, non-qualified stock options or NQSOs, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights or DERs. ISOs may be granted to the officers and employees. NQSOs and awards may be granted to the directors, officers, employees, agents and consultants. Unless previously terminated by the Board of Directors, the plan will terminate on September 1, 2006.

      All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock. Outstanding options vest over four years and expire ten years after the date of grant.

      The following table sets forth information concerning stock options granted during 1999 for each of the directors and executive officers.

                                                     Individual Grants
                                 -----------------------------------------------------
                                                Percent of
                                                   Total                                   Potential Realizable Value at
                                                  Options                                  Assumed Annual Rates of Stock
                                                Granted to     Exercise                    Price Appreciation for Option
                                                 Employees     Price or                               Term(2)
                                    No.         During the    Base Price    Expiration    ------------------------------
            Name                  Granted          Year        ($/Share)       Date           5%                 10%
Michael L. Bamburg                30,000(1)          25%        $7.00         1/28/08     $139,440           $203,290
Gregory T. Barmore                 2,500              2%         6.75          6/9/09       26,999             42,991
Edward W. Mehrer                   2,500              2%         6.75          6/9/09      826,999             42,991
Mark J. Kohlrus                   20,000(1)          17%         7.00         11/4/07       91,909            132,552
Rodney E. Schwatken                6,000(1)           5%         7.00         11/4/07       27,573             39,766
                                 -------             --
  Total to Directors and
  Executive Officers              61,000             51%
                                 =======             ==

Total shares granted             119,000
                                 =======

--------------
(1) Certain 1998 and 1997 stock options repriced in 1999 as discussed in the "Report on Repricing of Options". The original stock options were treated as cancelled and the options repriced at $7.00 per share were treated as granted in 1999.
(2) Options granted to non-employee directors were priced at the market price of NovaStar Financial's common stock on the NYSE at the date of grant. Repriced options were priced in excess of the then current market price of $3.13 per share. In each case, the assumed annual rates represent the potential appreciation in value over the exercise price.

      The following table sets forth certain information with respect to the value of the options as of December 31, 1999 held by the named directors and executive officers.

                          Fiscal Year End Option Value

                                                               Number of Securities             Value of Unexercised
                                                              Underlying Unexercised                In-the-Money
                             Shares                                Options as of                   Options as of
                          Acquired on                            December 31, 1999             December 31, 1999(2)(3)
        Name                Exercise    Value Realized (1)  Exercisable    Unexercisable     Exercisable    Unexercisable
        -----               --------    ------------------  -----------    -------------     -----------    -------------
Scott F. Hartman                --                  --        20,000           20,000                --             --
W. Lance Anderson               --                  --        20,000           20,000                --             --
Gregory T. Barmore           1,250               4,363         3,125            8,125                --        $ 3,900
Edward W. Mehrer                --                  --         6,875            8,125           $11,700          3,900
Michael L. Bamburg              --                  --        12,500           37,500                --             --
Rodney E. Schwatken             --                  --         4,125            6,375                --         18,450

---------------------
(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.
(2) "In-the-money" options whose exercise was less than the market price of common stock at December 31, 1999.
(3) Assuming a stock price of $3.13 per share, which was the closing price of a share of common stock reported for the New York Stock Exchange on December 31, 1999.

                         Report on Repricing of Options

      On December 21, 1999, the Compensation Committee changed the exercise price for 104,000 stock options issued to employees to $7.00 per share. Of these, 69,000 were originally issued in 1997 with an exercise price of $18.00 per share and 35,000 in 1998 at an exercise price of $17.01 per share. The New York Stock Exchange closing price on that date was $3.13 per share. The $7.00 options are considered granted and the $18.00 and $17.01 options are considered cancelled during 1999. No changes were made to the vesting periods or expiration dates. The Compensation Committee adopted the following report on repricing of options:

            The Compensation Committee finds that the repricing is necessary because equity incentives are a significant component of the total compensation package and play a substantial role in NovaStar Financial's ability to retain the services of individuals essential to NovaStar Financial's long-term financial success. Prior to the implementation of the program, the market price of NovaStar Financial's common stock had fallen as a result of market factors which adversely impacted NovaStar Financial's financial results and which did not necessarily reflect the optionees' contributions to NovaStar Financial's progress. The Compensation Committee finds that NovaStar Financial's ability to retain key employees would be significantly impaired unless value is restored to their options through repricing. The Compensation Committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the shareowners. The lower exercise price, although in excess of current fair market value, make those options valuable once again to the optionees.

                                                          Compensation Committee


                                                          Gregory T. Barmore
                                                          Edward W. Mehrer

                            10-Year Option Repricings

                                                                                                           Length of
                                              Option      Market Value     Exercise                      Original Option
                                Date of       Shares       at Time of    Price at Time    New Exercise   Term at Time of
          Name                 Repricing     Repriced       Repricing    of Repricing        Price          Repricing
          ----                 ---------     --------       ---------    ------------        -----          ---------
Scott F. Hartman
   Chairman of the
   Board, Secretary and
   Chief Executive Officer            --           --             --             --              --                  --
W. Lance Anderson
   President and Chief
   Operating Officer                  --           --             --             --              --                  --
Gregory T. Barmore
   Director                           --           --             --             --              --                  --
Edward W. Mehrer
   Director                           --           --             --             --              --                  --
Mark J. Kohlrus
   Senior Vice President
   and Chief Financial
   Officer                      12/21/99       20,000         $ 3.13         $18.00           $7.00      7 yrs 318 days
Michael L. Bamburg
   Senior Vice President
   and Chief Investment
   Officer                      12/21/99       30,000           3.13          17.01            7.00       8 yrs 38 days
Rodney E. Schwatken
   Vice President, Treasurer
   and Controller               12/21/99        6,000           3.13          18.00            7.00      7 yrs 318 days

      Employment Agreements. NovaStar Financial has entered into employment agreements with the founders, Mr. Hartman and Mr. Anderson. Each employment agreement provides for a term through December 31, 2001, and will be automatically extended for an additional year at the end of each year of the agreement, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary described above and for participation by the subject officer in the bonus incentive compensation plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause as defined in the agreement. Each employment agreement also provides for the subject officer to receive, if the subject officer resigns for "good reason" or is terminated without cause after a "change in control" as those terms are defined in the agreement, an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding twelve months, equal to three times such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of the book equity value (exclusive of valuation adjustments) and a minimum of $360,000. In that instance, the subject officer is prohibited from competing with NovaStar Financial for a period of one year. In addition, all outstanding options granted to the subject officer under the 1996 stock option plan shall immediately vest.
Section 280G of the Code may limit the deductibility of the payments to such officer for federal income tax purposes. "Change of control" for purposes of the agreements would include a merger or consolidation of NovaStar Financial, a sale of all or substantially all of the assets of NovaStar Financial, changes in the identity of a majority of the members of the Board of Directors of NovaStar Financial (other than due to the death, disability or age of a director) or acquisitions of more than 25% of the combined voting power of NovaStar Financial's capital stock, subject to certain limitations. Absent a "change in control," if NovaStar Financial terminates the officer's employment without cause, or if the officer resigns for "good reason," the officer receives an amount, payable immediately, equal to such officer's combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of 1% of book value (exclusive of valuation adjustments) and a minimum of $120,000. If the officer resigns for any other reason, there is no severance payment and the officer is prohibited from competing with NovaStar Financial for a period of one year following the resignation.

Certain Transactions

      Transactions with Management. In May 1996, Messrs. Hartman and Anderson formed NovaStar Mortgage, Inc. for the purpose of engaging in the non-conforming lending business. Following NovaStar Financial's private placement, NovaStar Mortgage began obtaining required licenses and permits, developing guidelines for the origination of mortgage loans through its wholesale lending channel and hiring critical senior personnel to put in place the infrastructure for its mortgage lending and servicing operations.

      Following the close of the private placement in December 1996, NovaStar Financial moved to implement the portion of its business strategy to be conducted through taxable affiliates. In February 1997, NFI Holding Corporation was formed to serve as a holding company for such taxable affiliates. In March 1997, Messrs. Hartman and Anderson acquired all of the outstanding voting common stock of NFI Holding for a total price of $20,000 and NovaStar Financial acquired all of the outstanding non-voting preferred stock of NFI Holding for a total price of $1,980,000. NFI Holding was additionally capitalized with NovaStar Financial and Messrs. Hartman and Anderson contributing $6,930,000 and $70,000, respectively, in 1999 and $990,000 and $10,000, respectively, in 1998.
The voting common stock is entitled to 1% of the dividend distributions of NFI Holding and the preferred stock is entitled to 99% of such distributions. At the time of acquisition of the common stock, Messrs. Hartman and Anderson entered into an agreement of shareholders, to which NovaStar Financial is a party, which contains certain management and control provisions and restrictions on transfer of the common stock. The obligations of Messrs.

Hartman and Anderson under the agreement of shareholders are secured by the pledge of their common stock in NFI Holding.

      In February 1997, NFI Holding acquired all of the outstanding common stock of NovaStar Mortgage from Messrs. Hartman and Anderson. NovaStar Mortgage thereby became a wholly-owned subsidiary of Holding. Through NFI Holding, NovaStar Financial owns a beneficial interest in 99% of the future dividend distributions attributable to NovaStar Mortgage.

      NovaStar Financial and NovaStar Mortgage also entered into a loan subservicing agreement under which NovaStar Mortgage agrees to service mortgage loans for NovaStar Financial initially for a fixed dollar fee per loan based on the fee in comparable subservicing arrangements. The subservicing agreement became effective with the commencement of NovaStar Mortgage's servicing operation in July 1997. Separate agreements have been executed for each pool of loans serving as collateral for NovaStar Financial's collateralized mortgage obligations.

      NovaStar Financial and NovaStar Mortgage further entered into an administrative services outsourcing agreement, dated June 30, 1997, pursuant to which NovaStar Mortgage provides to NovaStar Financial on a fee basis certain administrative services, including consulting with respect to the development of mortgage loan products, loan underwriting, loan funding and quality control.

      Effective April 1, 1999, NovaStar Financial entered an intercompany loan and guarantee agreement with NovaStar Mortgage. Under the terms of this agreement, NovaStar Mortgage pays interest on amounts it borrows from NovaStar Financial. As of December 31, 1999 and 1998, NovaStar Mortgage had $27,663,000 and $48,486,000 in borrowings from NovaStar Financial outstanding. Interest on the borrowings accrues at the federal funds rate plus 1.75%. In addition, NovaStar Mortgage is required to pay guaranty fees in the amount 0.25% of the loans sold by NovaStar Mortgage for which NovaStar Financial has guaranteed the performance of NovaStar Mortgage.

      Following is a summary of the fees, in thousands, which NovaStar Financial paid to and received from NovaStar Mortgage:

                                                               Year Ended
                                                               December 31,
                                                    -----------------------------------
                                                      1999          1998          1997
      Amounts paid to NovaStar Mortgage
               Loan servicing fees ...........      $ 3,886       $ 3,803       $   505
                                                    -------       -------       -------

               Administrative fees ...........      $ 1,258       $ 7,800       $ 3,650
      Amounts received from NovaStar Mortgage:
               Intercompany interest income          (1,113)           --            --
               Purchase commitment fees ......           --        (5,117)           --
                                                    -------       -------       -------
                        Net fees paid ........      $   145       $ 2,683       $ 3,650
                                                    =======       =======       =======

      Indebtedness of Management. In connection with the initial formation and capitalization of NovaStar Financial, Mssrs. Hartman and Anderson acquired 216,666 shares of common stock and warrants to acquire 216,666 additional shares for $15.00 in exchange for forgivable promissory notes. Pursuant to the terms of the original warrant agreement, the effective exercise price of the warrants was reduced to $11.62 upon NovaStar Financial's subsequent issuance of warrants to unrelated entities at exercise prices lower than $15.00. The notes bear interest at 8% and are secured by the shares and warrants. Interest is payable quarterly and the notes mature December 31, 2001. The principal is payable in three equal tranches. Payment of principal on each tranche will be forgiven if NovaStar Financial meets certain incentive targets. During 1997, the first incentive target was met resulting in the forgiveness of one-third of the note and the recognition of compensation expense in 1997 of $1,083,000. The incentive targets were not met in 1998 or 1999 and, accordingly, no debt forgiveness occurred in those years.

      During 1998, the founders exercised options to acquire 289,332 shares of common stock in exchange for non-recourse promissory notes aggregating $4,340,000. The notes bear interest at one-month LIBOR plus 1%, are secured by the shares of common stock and mature at the earlier of the founders' employment termination or the sale of the stock.

      The notes have been recorded in the consolidated balance sheets as a contra-equity account. Accrued interest related to the forgivable notes is recorded as amounts due from founders. The accrued interest related to the non-recourse notes is recorded as an additional component of the contra-equity account. The following table summarizes amounts of these notes as of December 31 (in thousands).

                                                 1999        1998
Notes receivable from founders:
 Forgivable ............................        $2,167      $2,167
 Non-recourse ..........................         4,340       4,340
 Accrued interest ......................           339         142
                                                ------      ------
Total ..................................        $6,846      $6,649
                                                ======      ======

      NovaStar Financial advanced funds to the founders for the payment of their personal tax liability arising from the forgiveness of the first tranche of the forgivable notes, as discussed above. The founders have issued notes payable to NovaStar Financial for the repayment of the tax liability, interest accrued on the forgivable notes through December 31, 1997 and notes payable for the founders' contributions to NFI Holding capital in 1999. Amounts due from founders outstanding as of December 31, 1999 and 1998 are shown below (in thousands).

                                                                1999       1998
Amounts due from founders:
 Founders' personal tax liability ......................      $  584      $  584
 Interest on notes receivable from founders
   through December 31, 1997 ...........................         260         260
 Accrued interest on amounts due from founders .........         239         117
 Advances for capitalization of NFI Holding ............          70          --
                                                              ------      ------

Amounts due from founders ..............................      $1,153      $  961
                                                              ======      ======

      Interest income recorded by NovaStar Financial related to the notes aggregated $496,000, $441,000 and $260,000 in 1999, 1998 and 1997, respectively.
Interest paid by the founders aggregated $177,000 and $199,000 in 1999 and 1998, respectively.

      Certain Business Relationships with Large Securityholders. In connection with a commitment from General Electric Capital Corporation to purchase units in the private placement of units in 1996, NovaStar Financial agreed that so long as GE Capital owns at least 10% of the outstanding common stock, assuming full exercise of all warrants, GE Capital will have the right to appoint one director (of up to six authorized directors) or, alternatively, to have board observation rights so long as it maintains more than 20% of its initial investment in NovaStar Financial. The current director serving pursuant to these provisions is Bart Johnson, who replaced Jenne K. Britell in 1998. GE Capital's common stock ownership is currently below the 10% threshold.

      On February 12, 1999, NovaStar Financial entered into several lending arrangements with First Union National Bank for one year. The warehouse line of credit and master repurchase agreements with First Union allow NovaStar Financial to borrow up to $75 million and $300 million, respectively, and are secured by mortgage loans. At the same time, two additional lending arrangements were executed with First Union whereby NovaStar Financial can borrow up to $20 million secured by the residual interests of asset-backed bonds. NovaStar Financial issued First Union 350,000 warrants to purchase common stock at $6.9375 per share, the closing price on February 11, 1999, in exchange for 186,667 existing warrants at $15.00 per share.

      On December 17, 1999, NovaStar Financial amended several lending arrangements with First Union Corporation, including the Mortgage Loan Warehousing Agreement dated as of February 20, 1997 between NovaStar Financial, NovaStar Mortgage, Inc. and First Union Corporation, the Master Repurchase Agreement, dated as of February 12, 1999, between NovaStar Financial, NovaStar Mortgage, Inc. and First Union Corporation, together with the Addendum thereto dated as of February 12, 1999, and the Master Repurchase Agreement, dated as of February 12, 1999, between NovaStar Certificates Financing Corporation and First Union Corporation, together with the Addendum thereto dated as of February 12, 1999. These amendments extended existing warehouse and securitization facilities beyond the February 12, 2000 maturity date to June 1, 2000, reduced the securitization facility from $300 million to $175 million and resulted in an increased commitment to $25 million on the residential financing facility with a term of two years.

      On March 29, 1999, NovaStar Financial completed the private placement and issuance of 4,285,714 shares of Class B 7% Cumulative Convertible Preferred Stock at a price of $7.00 per share, resulting in total proceeds of approximately $30 million, which includes approximately $25 million acquired by Wallace R. Weitz & Company. Weitz's present beneficial ownership of NovaStar Financial is 52% which includes 1.5 million shares of common stock outstanding,
1.3 million of the 1996 warrants and over 3.5 million shares of convertible preferred stock. Each share of the preferred stock is convertible, at the option of the holder, into one share of common stock and is redeemable at par by NovaStar Financial at any time after March 31, 2002.

      On March 10, 1999, NovaStar Financial issued to GMAC/Residential Funding Corporation 812,731 warrants to purchase NovaStar Financial common stock at a price of $4.5625 per share, the closing price of NovaStar Financial's common stock on October 12, 1998. These warrants were issued pursuant to the terms of a credit facility entered into on October 13, 1998. These warrants will expire on October 13, 2003. In connection with this same warrant agreement, NovaStar Financial issued to GMAC/Residential Funding Corporation 364,982 warrants to purchase NovaStar Financial common stock at the effective price of the 1996 warrants, which is $11.62 per share, which are exercisable until February 3, 2001.

      On December 29, 1999, NovaStar Financial entered into certain lending arrangements with GMAC/Residential Funding Corporation secured by mortgage loans and pledged securities. Under the terms of all the agreements required in connection with a one-year Revolving Warehouse Line of Credit, NovaStar Financial and NovaStar Mortgage, with NFI Holding as guarantor, can borrow $50 million to finance the acquisition of residential mortgage loans. Obligations under this arrangement bear interest at a rate indexed to one-month LIBOR.

      Notwithstanding anything to the contrary set forth in any of NovaStar Financial's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph shall not be incorporated by reference into any such filings.

                          COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors, which is comprised exclusively of independent outside directors, administers NovaStar Financial's executive compensation program.

      NovaStar Financial's compensation programs are designed to help attract and retain qualified and motivated individuals that will provide the leadership required to achieve our strategic goals, which includes sustaining long-term value based growth for stockholders. Our philosophy is to link management's compensation to NovaStar Financial's profitability (return on stockholder equity, or ROE) and stock price. Our philosophy is also intended to encourage stock ownership by not only management, but all levels of employees. We believe a significant percentage of total executive compensation should be provided through incentive equity compensation that aligns management's interests with those of stockholders. Our goal is to make our executives' personal net worth heavily dependent on appreciation in the value of NovaStar Financial stock over the long-term and their income dependent on NovaStar Financial's dividends.

      NovaStar Financial strives to integrate (1) reasonable levels of base salary, (2) annual incentive equity bonus awards tied to operating performance, and (3) stock option awards, to ensure management has a continuing stake in the long-term success of NovaStar Financial.

      The Committee believes that senior management's base salaries are relatively low as compared to other comparable companies with whom NovaStar Financial competes for management personnel. However, these executives have significant compensation potential if there are substantial returns generated to stockholders. Executive officers are eligible to receive equity-based compensation through the incentive bonus plan. The bonus is paid annually one-half in cash and one-half in common stock. The program awards bonuses to executive officers out of a total pool determined by stockholder return on equity. The bonus pool is determined as follows:

ROE in excess of Base Rate              Bonus as a percent of Average Equity
--------------------------              ------------------------------------
Greater than 0% but less than 6%        10% x (Actual ROE - Base Rate)
Greater than 6%                         (10% x 6%) + 15% x (Actual ROE - (Base Rate + 6%)

Base Rate is the average Ten Year U.S. Treasury Rate plus 4%

      Under the 1996 stock option plan, annual grants of stock options are awarded to officers and other key employees to retain and motivate such persons to sustain and improve long-term stock performance. Stock options are granted at the prevailing market value and have value to the holders only if NovaStar Financial's stock price increases. Typically, grants become exercisable in four equal annual increments.

                                                        Compensation Committee


                                                        Gregory T. Barmore
                                                        Edward W. Mehrer

                                PERFORMANCE GRAPH

      The following graph presents a total return comparison of NovaStar Financial's common stock, since the initial public offering on October 30, 1997 through December 31, 1999, to the S&P Composite-500 Stock Index and the Bloomberg Mortgage REIT Index. The total returns reflect stock price appreciation and the value of dividends. The information has been obtained from sources believed to be reliable but neither its accuracy nor its completeness is guaranteed. The total return performance shown on the graph is not necessarily indicative of future total return performance.

            Total Return Comparison Since the Initial Public Offering
                            Through December 31, 1999

                               [GRAPHIC OMITTED]

      $100 invested on October 31, 1997 in stock or index, including investment of dividend.

       ------------------------------------------------------------------------
                                      10/30/97    12/31/97  12/31/98   12/31/99

       ------------------------------------------------------------------------
       NovaStar Financial, Inc.        $100.00    $ 87.95    $ 35.41    $ 17.39
       ------------------------------------------------------------------------
       S&P Composite-500 Index         $100.00    $107.39    $136.02    $160.64
       ------------------------------------------------------------------------
       Bloomberg Mortgage REIT Index   $100.00    $ 83.22    $ 62.82    $ 49.92
       ------------------------------------------------------------------------

ITEM 2 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected the accounting firm of KPMG LLP to audit NovaStar Financial's financial statements for, and otherwise act as the independent certified public accountants with respect to, the year ending December 31, 2000. The Board of Director's selection of KPMG LLP for the current fiscal year is being presented to stockholders for ratification at the annual meeting. To NovaStar Financial's knowledge, neither KPMG LLP nor any of its partners has any direct financial interest or any material indirect financial interest in NovaStar Financial, or has had any connection since the inception of NovaStar Financial in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she has the desire to do so and will be available to respond to appropriate questions from stockholders.

      The Board of Directors recommends that the shareholders vote "FOR" the proposal to select KPMG LLP as independent certified public accountants.

      ITEM 3 - PROPOSAL TO APPROVE AN AMENDMENT TO THE BYLAWS

      At its meeting February 2, 2000, the Board of Directors approved amendments to the NovaStar Financial bylaw provisions relating to the call of special meetings of stockholders and the required advance notice to NovaStar Financial of stockholder proposals. These changes were consistent with the 1999 revisions to the Maryland General Corporation Law. One such amendment which would require a majority of the Board rather than a single director in order to call a special meeting needs the approval of 2/3 of the votes entitled to be cast. The proposed amendment, certain provisions on the Maryland General Corporation Law and other provisions of the NovaStar Financial charter and bylaws may have the effect of delaying, deterring or preventing a takeover attempt or other change in control which would be beneficial to shareholders and might otherwise result in a premium over prevailing market prices. The Board of Directors recommends that the stockholders approve the amendment.

      Section 2 of Article I of the bylaws of NovaStar Financial would be amended as follows:

            SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called at any time by the President, the Board of Directors or the written request of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the particular meeting, addressed to the Secretary and then the Secretary shall proceed to call a special meeting only as may be required by law.

      The Board of Directors recommends that the shareholders vote "FOR" the proposal to amend the bylaws.

                                 OTHER BUSINESS

      The Board of Directors knows of no other matters which may be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgments.

                                LEGAL PROCEEDINGS

      NovaStar Financial occasionally becomes involved in litigation arising in the normal course of business. Management believes that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on NovaStar Financial's financial position or results of operations.

                   STOCKHOLDER PROPOSALS -2000 ANNUAL MEETING

      Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 2001 annual meeting of stockholders must be received at NovaStar Financial's offices on or before December ___, 2000 in order to be considered for inclusion in the proxy statement and form proxy relating to such meeting. In addition, the NovaStar Financial bylaws provide that any stockholder wishing to bring any matter before the annual meeting must deliver notice to the Secretary at the principal executive offices of NovaStar Financial not less than 90 days before the first anniversary of the mailing date of the notice of the preceding year's annual meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Scott F. Hartman
                                             Chairman of the Board and Secretary

Westwood, Kansas
March ____, 2000

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                            NOVASTAR FINANCIAL, INC.
                                 REVOCABLE PROXY
               For Annual Meeting of Shareholders on May 25, 2000
          This Proxy is solicited on Behalf of the Board of Directors

      The undersigned hereby appoints W. Lance Anderson, Scott F. Hartman, or Rodney E. Schwatken, and each of them, with full power of substitution to act as attorneys and proxies for the undersigned to vote, as designated on the reverse side of this proxy, all shares of the common stock of NovaStar Financial, Inc. which the undersigned is entitled to vote at NovaStar Financial's 2000 Annual Meeting of Shareholders to be held at the Sheraton Suites, 770 West 47th Street, Kansas City, MO on May 25, 2000 at 10:00 am., Central Daylight Time and at any all adjournments thereof.

            The Board recommends a vote FOR each of the listed items

Item 1 - ELECTION OF DIRECTORS  |_| FOR the nominee   |_| WITHHOLD authority to
                                    listed below          vote for the nominee
                                                          listed below.

                           Nominee: Edward W. Meheer

INSTRUCTION: To Withhold authority to vote for any individual nominee, check the "FOR" box and strike a line through that nominee's name

Item 2 - RATIFICATION OF KPMG LLP as independent public accountants for the fiscal year ending December 31, 2000.

                FOR                AGAINST            ABSTAIN
                |_|                  |_|                |_|

Item 3 - PROPOSAL TO APPROVE AN AMENDMENT TO THE BYLAWS

                FOR                AGAINST            ABSTAIN
                |_|                  |_|                |_|

                           (Please See Reverse Side)

--------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR EACH PROPOSAL IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                           DATE:___________________________,2000

                                           _____________________________________
                                           SIGNATURE

                                           _____________________________________
                                           SIGNATURE

                                           (Please sign exactly as name appears
                                           on stock certificate. Where stock is
                                           registered jointly, all others must
                                           sign. Corporate owners should sign
                                           full corporate name by an authorized
                                           person. Executors, administrators,
                                           trustees, or guardians should
                                           indicate their status when signing.)

                                           Please Complete, sign and date this
                                           proxy and return it in the enclosed
                                           envelope.